Exhibit 3.1






                             THE VALSPAR CORPORATION








                          CERTIFICATE OF INCORPORATION









                           As Amended to and Including

                                  June 30, 1970

       with further amendments filed on March 5, 1984, February 28, 1986, March 12, 1987, February 26, 1992; February 26, 1997 and May 22, 2003

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                          CERTIFICATE OF INCORPORATION
                                       OF
                             THE VALSPAR CORPORATION

                    As Amended to and Including June 30,1970
       with further amendments filed on March 5, 1984, February 28, 1986,
      March 12, 1987, February 26, 1992; February 26, 1997 and May 22, 2003


         FIRST. The name of the corporation is

                             THE VALSPAR CORPORATION

         SECOND. Its principal office in the State of Delaware is located at No. 100 West Tenth Street, in the City of Wilmington 99, County of New Castle. The name and address of its resident agent is The Corporate Trust Company, No. 100 West Tenth Street, Wilmington 99, Delaware.

         THIRD. The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

         To deal in and with, manufacture, produce, buy, acquire, distribute, lease, sell or otherwise dispose of, in any manner whatsoever, paints, varnishes, colors and pigments, all types of paint vehicles, synthetics, plastics, chemicals, and machinery, equipment, supplies and products of all types pertaining to the foregoing.

         To take, own, hold, deal in, mortgage or otherwise lien, and to lease, sell, exchange, transfer, or in any manner whatever dispose of real property within or without the State of Delaware, wherever situated.

         To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

         To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

         To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.

         To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock-, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, busts or persons, public or

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    private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

         To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

         To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute, and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

         To loan to any person, firm or corporation any of its surplus funds, either with or without security.

         To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

         To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.

         In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

         The objects and purposes specified in the foregoing clauses shall except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

         FOURTH. The total number of shares of stock which the corporation shall have authority to issue is two hundred fifty million (250,000,000) shares of Common Stock of the par value of Fifty Cents ($0.50) per share. At all meetings of the stockholders, holders of Common Stock shall be entitled to one vote for each share registered in their names. No stockholder shall have any preemptive or preferential right to subscribe for or purchase any of the unissued shares of stock of the corporation of the same class or of any other class, whether now or hereafter authorized, or any

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stock of this corporation purchased by this corporation, or by its nominee or nominees, or any bonds, certificates of indebtedness, debentures or other securities of this corporation, whether or not such securities shall be convertible into stock of this corporation:

         FIFTH. The names and places of residence of each of the incorporators are as follows:

               Names                           Places of Residence
               -----                           -------------------

         L. H. Herman.........................Wilmington, Delaware
         D. 0. Newman.........................Wilmington, Delaware
         Walter Lenz..........................Wilmington, Delaware

         SIXTH. The corporation is to have perpetual existence.

         SEVENTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

         EIGHTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

      (1) To make, alter or repeal the by-laws of the corporation.

      (2) To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

      (3) To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

      (4) By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the sea] of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

      (5) When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given. at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, an), other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the corporation.
         NINTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or an), class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary, way of this corporation or of any creditor or stockholder thereof, or on the application of

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any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to an), compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

         TENTH. Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide. The by-laws shall determine whether and to what extent the accounts and books of this corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book, or document of this corporation, except as conferred by the law or the by-laws, or by resolution of the stockholders.

         ELEVENTH. No director shall be personally liable to the corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of the provisions of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modifications.

         TWELFTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, we have hereunto set our hands and seals this 3rd day of December, 1934.

                                         L. H. HERMAN (L.S.)
                                         D. 0. NEWMAN (L.S.)
                                         WALTER LENZ (L.S.)
In the presence of:
HAROLD E. GRANTLAND

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STATE OF DELAWARE   )
                    ) ss.:
COUNTY OF NEW CASTLE)



         BE IT REMEMBERED that on this 3rd day of December, 1934, personally came before me, a Notary Public of the State of Delaware, L. H. Herman, D. O. Newman and Walter Lenz, all the parties to the foregoing Certificate of Incorporation, known to me personally to be such and severally acknowledged the said certificate to be the act and deed of the signers respectively and that the facts therein stated are truly set forth.


         GIVEN under my hand and seal of office the day and year aforesaid.

                                                    HAROLD E. GRANTLAND

                                                         Notary Public

                                                    (Notarial Seal)


                                                    HAROLD E. GRANTLAND

                                                         Notary Public
                                                         Appointed Jan. 11, 1933
                                                         State of Delaware
                                                         Term Two Years